Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Sizeler Property Investors, Inc.:

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-107043 and No. 333-103380, and Form S-8 No. 333-16073, No. 333-85212, and No. 333-99541) of Sizeler Property Investors, Inc. of our report dated March 16, 2006, with respect to the consolidated financial statements and schedules of Sizeler Property Investors, Inc., Sizeler Property Investors, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sizeler Property Investors, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst &Young LLP

New Orleans, Louisiana

March 16, 2006